Exhibit 99.1

Marlin Business Services Corp. Announces An Extension of the Termination Date of Its 2000-A Warehouse Financing Facility

MOUNT LAUREL, N.J., Sept. 26, 2007 (PRIME NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today announced that certain of its affiliates entered into an amendment of its $125 million Series 2000-A warehouse financing facility structured with Deutsche Bank AG, New York Branch. The amendment extends the facility's termination date to March 2008. This facility provides financing for Marlin's lease originations. Marlin has total available warehouse commitments of $340 million.

"We are very pleased with the extension of this facility with Deutsche Bank," said Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp. "It is yet another example of our solid underwriting and credit disciplines and reflects the strength of our relationships with our funding partners."

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 70 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit http://www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4087

CONTACT:  Marlin Business Services Corp.
          Lynne Wilson
          888-479-9111
          lwilson@marlinleasing.com